SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report October 30, 2002
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	000-30707	68-0450397
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Item 5.    Other Events

Press release on the following article:

Contact:	Owen J. Onsum	October 30, 2002
President & CEO
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp—Third Quarter 2002 Earnings Report

Healthy Gains in Net Income, Assets, Deposits and Loans

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the third quarter of 2002. Net income for the quarter ending September 30, 2002 was $1.56 million, up 13.9% from the $1.37 million earned in the same period in 2001. Diluted earning per share for the quarter was $0.46, which was up 17.9%, compared to the $0.39 per share earned a year ago (the 2001 per share earnings was adjusted for a 6% stock dividend issued in March 2002).

Year-to-date net income for the period ending September 30, 2002 was $4.22 million, an increase of 5.8% from the $3.99 million earned in that same fiscal period last year. Diluted earning per share for the nine months ending September 30, 2002 of $1.23 was up 7.9% from the $1.14 reported in 2001 (the 2001 figure was adjusted for the stock dividend issued in 2002). Annualized Return on Average Assets for the period ending September 30, 2002 was 1.26%, compared to 1.33% for the same period in 2001. Annualized Return on Beginning Core Equity was 14.29%, compared to 14.84% one year ago.

Total assets at September 30, 2002 were $473.4 million, an increase of $51.1 million, or 12.1%, over the third quarter of 2001. Total deposits at September 30, 2002 were $422.7 million, up $49.2 million or 13.17% compared to September 30, 2001 figures. During the same period, total net loans increased $79.1 million, or 31.49%, to $330.3 million.

Owen “John” Onsum, President and Chief Executive Officer stated, “Considering the interest rate environment, the waning economy and our own recent investments in opening new branches and departments, we are very pleased to be reporting such respectable returns. Our assets, deposits and loans have all experienced healthy gains this year. These gains are due to continued growth in our local economy, the Bank’s expansion initiatives and the trend toward preservation of capital in the financial markets. Also, we continue to believe that in general, our growth is due to 92 years of building a solid corporate culture that embodies honor, ethics and loyalty. We have built our franchise on some essential ingredients, ones that have proven to be vital to our long-term success: we strive to outperform expectations; we strive to maintain life-long relationships with our customers, shareholders and employees; and, we have stable management and financial discipline.”

First Northern Community Bancorp’s stock is listed on the OTC Bulletin Board under the symbol FNRN. As of September 30th, the stock was trading at $23.50 per share or 1.98 times its core book value.

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First Northern Bank, established in 1910, is a locally owned, community based bank with ten branch offices strategically located to serve businesses and individuals in the communities of Dixon, Davis, Fairfield, Vacaville, West Sacramento, Sacramento, Winters, and Woodland. The Bank has Real Estate Loan Offices in Davis, Vacaville and El Dorado Hills, and an SBA Loan Department and Asset Management & Trust Department in Sacramento. First Northern offers a wide range of SBA, real estate, commercial, agricultural and consumer loans, as well as a full array of non-FDIC insured investment and brokerage products and services. The Bank can be found on the Web at www.thatsmybank.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. [The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in First Northern’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time.] First Northern disclaims any intent or obligation to update these forward-looking statements.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHERN COMMUNITY BANCORP (Registrant)

By:	/s/ LOUISE A. WALKER
Louise A. Walker Senior Vice President Chief Financial Officer
Date: October 30, 2002